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                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT

     THE AGREEMENT is made as of the 1st day of January, 2007 (the "Effective Date") by and between ECOLOGY COATINGS, INC., a California corporation (the "Company"), and SALLY J.W. RAMSEY (the "Executive").

                                   WITNESSETH

     WHEREAS, the Company is engaged in the business of the developing, producing and selling nanotechnology coatings;

     WHEREAS, the Executive is experienced in chemistry and research development;

     WHEREAS, the Company desires to employ the Executive as its Chief Chemist and Director of Research and Development;

     WHEREAS, the parties desire to memorialize the employment of the Executive in the Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties mutually covenant and agree as follows:

1. EMPLOYMENT.

     The Company hereby agrees to employ the Executive as its Chief Chemist and Director of Research and Development and the Executive hereby accepts such employment upon the terms and conditions set forth in the Agreement.

2. DUTIES.

     2.1 During the term of the Agreement, the Executive shall diligently perform all services consistent with her position as may be assigned to her by or under the direction of the President of the Company and such other member of senior management designated by the President. The Executive's duties shall include: new technology and product discovery and research and development. In the performance of her duties, the Executive shall report to the President or such other member of senior management designated by the President.

     2.2 (b) The Executive shall devote her full working time and attention to the business and affairs of the Company, render such services in a competent and efficient manner, and use her reasonable and appropriate best efforts to faithfully promote the interests of the Company.

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3. TERM OF EMPLOYMENT.

     3.1 Term. The term of employment shall begin upon execution of the Agreement and extend for a period of five (5) years (the "Initial Term"). It shall thereafter be automatically renewed for successive periods of one (1) year, each upon the terms and conditions set forth in the Agreement, unless, at least thirty (30) days prior to such renewal date, either party shall have delivered to the other party written notice of termination of the Agreement.

     3.2 Termination Without Cause. The Company shall have the right to terminate the Executive's employment under the Agreement by written notice to the Executive at any time; provided, however, that, upon such termination without Cause, as such term is defined below, the Company shall pay to Executive the full value of the remaining unpaid compensation owed to the Executive for the balance of the Initial Term, including medical and dental insurance coverage that the Company provides to its other executives. If the Agreement is terminated without Cause by the Company during the final year of the Initial Term or during any subsequent one-year extension term, a full year's compensation, including medical and dental insurance coverage, shall be due and payable. The Company shall have no further liability under the Agreement, other than for reimbursement for reasonable business expenses incurred prior to the date of termination. The Company shall be deemed to have terminated the Executive's employment pursuant to this Section 3.2 if such employment is terminated: (i) by the Company without Cause; or (ii) by the Executive voluntarily for "Good Reason." For purposes of the Agreement, "Good Reason" means any breach by the Company of any of the terms or provisions of the Agreement which is not cured within thirty (30) business days of written notice by the Executive.

     3.3 Termination for Cause. The Company may terminate the Agreement and the Executive's employment hereunder immediately upon written notice to the Executive for "Cause" (as hereinafter defined). For purposes of the Agreement, the term "Cause" shall mean (i) the repeated failure or refusal of the Executive to perform the duties or render the services reasonably assigned to her from time to time by the President of the Company and/or the Board of Directors (except during reasonable vacation periods or sick leave); (ii) the charging or indictment of the Executive in connection with a felony or willful misfeasance or nonfeasance; (iii) the association, directly or indirectly, of the Executive, for her profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company; (iv) the disclosing or using of any material "Confidential Information" or "Trade Secrets" (as those terms are defined in Section 10) of the Company at any time by the Executive, except as required in connection with her duties to the Company, (v) the breach by the Executive of her fiduciary duty or duty of trust to the Company, including the commission by the Executive of an act of fraud or embezzlement against the Company, (vi) any other material breach by the Executive of any of the terms or provisions of the Agreement or any other agreement between the Company and the Executive, which other material breach is not cured within thirty (30) business days of notice by the Company; or (vii) any other action by the Executive, which, in the good faith and reasonable determination of all of the members of the Company's Board of Directors, has the effect of materially injuring the reputation or business of the Company. In which event, notwithstanding any other provision in the Agreement to the contrary, the Executive shall have no further rights or entitlements under the Agreement, the Company shall have no further obligations to the Executive, and the Agreement shall be null and


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void, provided, however, that the Executive shall be entitled to be receive all unpaid, earned salary, wages and benefits, including accrued vacation pay and reimbursement for reasonable business expenses incurred prior to the date of termination, to the date of termination. It shall be the Company's burden to show that good "Cause" existed for termination under the Section by clear and convincing evidence, and any failure by the Company to carry the burden shall convert the termination into a termination without "Cause."

4. COMPENSATION.

     4.1 Base Salary. The Company shall pay the Executive an annual salary for her services under the Agreement as follows: (i) $180,000 for the first year;
(ii) $200,000 for each of the second, third and fourth years; and (iii) $220,000 for the fifth year (the "Base Salary"), exclusive of bonuses, cost of living and merit increases. Such salary shall be payable bi-monthly, subject to applicable withholding and other taxes.

     4.2 Bonus and Other Compensation. Executive shall be entitled to participate on the same terms as other directors and officers in any applicable bonus, stock option, restricted stock, pension or profit sharing plan, or any other type of plan adopted by the Company for the benefit of its officers, directors and employees.

5. GRANT OF STOCK OPTIONS. The Company shall issue the Executive options to purchase four hundred fifty thousand (450,000) shares of the Company's common stock at a price of $2.00 per share. Provided Executive remains employed by the
Company: 150,000 shares on the third anniversary of the Effective Date, the options shall vest as follows: 150,000 shares on the fourth anniversary of the Effective Date; and 150,000 shares on the fifth anniversary of the Effective Date. The options will vest immediately if the Executive is terminated under Paragraph 3.2, "Termination Without Cause." The options issued under this
Section 5 have a ten-year term from the date of their issue, and will be incentive stock options to the extent allowable under the Internal Revenue Code and non-qualified options as to the balance.

6. PLACE OF EMPLOYMENT.

     The Executive's regular place of work shall be 1238 Brittain Road, Akron, Ohio, or such other place in the Akron metropolitan area that it may designate from time to time. However, if the Company desires to move its office out of such area, the Company shall pay the Executive's reasonable moving expenses in that regard.

7. EXECUTIVE BENEFITS.

     7.1 Holidays. The Executive shall be entitled to ten (10) paid holidays annually. The Company will notify the Executive as much in advance as practical with respect to the holiday schedule to be observed by the Company.

     7.2 Vacations. During the term of the Agreement, the Executive shall be entitled to two (2) weeks of paid vacation annually. Upon completion of the first year of the Initial Term of the Agreement, the Executive shall be allowed three (3) weeks of paid vacation annually. Upon completion of the second year of the Initial Term of the Agreement, the Executive shall be allowed four (4) weeks of paid vacation annually. The Executive agrees not to utilize vacation


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and/or compensatory time at a time when to do so could adversely affect the
Company's business.

     7.3 Personal Insurance Benefits. The Executive shall be entitled to participate in all medical, dental and hospitalization, group life insurance, and any and all other such plans as are presently and hereafter provided by the Company to its executives.

8. EXPENSES.

     During the term of the Executive's employment hereunder, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable expenses actually and necessarily paid or incurred by the Executive in the course of and pursuant to the business of the Company. The payments will be made within ten (10) days after the Executive provides the Company with an itemized statement of all charges.

9. CONFIDENTIALITY.

     9.1 The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any "Confidential Information" pertaining to the Company or its affiliates. Any confidential information or data now known or hereafter acquired by the Executive with respect to the Company or its affiliates shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of the Agreement, the following terms when used in the Agreement have the meanings set forth below:

          9.1.1 "Confidential Information" means confidential data and confidential information relating to business of the Company or its affiliates, including the nano-engineered, ultraviolet curable coatings and technology owned or developed by the Company, (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through her employment with the Company and which the Executive knows or has reason to know has value to the Company or its affiliates and is not generally known to the competitors of the Company. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

          9.1.2 "Trade Secrets" means information of the Company or its affiliates including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     9.2 In addition, during the Initial Term and during the periods described in the last sentence of this Section 9.2, the Executive (i) will receive and hold all Confidential Information


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and Trade Secrets (collectively, the "Company Information") in trust and in strictest confidence, (ii) will take reasonable steps to protect the Company Information from disclosure and will in no event knowingly or wrongfully take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information, and (iii) except as required by the Executive's duties in the course of her employment by the Company, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company's absolute discretion. The provisions of this Section 9 shall survive the termination of the Executive's employment for a period of two (2) years with respect to Confidential Information, and, with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.

10. RESTRICTIVE COVENANTS.

     10.1 Non-competition. The Executive agrees that, at all times during the term of the Agreement, any subsequent one-year extension term and for a period of two (2) years after termination of her employment under the Agreement, howsoever brought about, he will not, directly or indirectly, (whether as owner, principal, agent, shareholder, employee, partner, lender, venturer with or consultant to any person, firm, partnership, corporation, limited liability company or other entity), whether or not compensation is received: (i) engage or participate in the development, design and production of nano-engineered, ultraviolet curable coatings which compete with the products of the Company; or
(ii) engage or participate in any activity for any business or entity which is or plans to engage in the marketing and sale of any products or services which are under active development or are marketed or sold by the Company, or other business in which the Company is engaged, during the term of the Agreement anywhere in the United States. In the event that the provisions of the Section 11 ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable laws, then such provisions shall be reformed to the maximum time, geographic or occupational limitations by the applicable laws.

     10.2 Non-solicitation of Clients. The Executive agrees that, during the term of the Agreement, any subsequent one-year extension term, and for a period of two (2) years after termination of her employment under the Agreement, howsoever brought about, he will not directly or indirectly, for herself or for any other person, firm, corporation partnership, association or other entity:
(i) induce any person who is an actual client or a known targeted prospective client of the Company to patronize any competing firm; (ii) canvass, solicit or accept any business relationship from any person who is an actual client or a known targeted prospective client of the Company; (iii) directly or indirectly request or advise any person who is an actual client or a known targeted prospective client of the Company to withdraw, curtail or cancel such business with the Company; or (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the actual clients or known targeted prospective clients of the Company.

     10.3 Non-solicitation of Employees. The Executive agrees that, during the term of the Agreement, any subsequent one-year extension term, and for a period of two (2) years after termination of her employment under the Agreement, howsoever brought about, he will not, directly or indirectly, for herself or for any other person, firm, corporation, partnership,


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association or other entity, attempt to employ or enter into any contractual arrangement with any person known by the Executive to be an employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

     10.4 Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of the Company (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to the business of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

     10.5 No Conflict. The Executive represents to the Company that her execution and performance of the Agreement does not violate the provisions of any employment, non-competition, confidentiality or other material agreement to which he is a party or by which he is bound. The Executive also agrees to indemnify and hold harmless the Company from any and all damages and other obligations or liabilities incurred by the Company in connection with any breach of the foregoing representation.

11. REMEDIES FOR BREACH OF AGREEMENT.

     In the event of the breach or threatened breach of any provision of the Agreement by either party, the other party shall be entitled to injunctive relief, both preliminary and final, enjoining and restraining such breach or threatened breach. Such remedies shall be in addition to all other remedies available at law or in equity, including the Company's right to recover from the Executive any and all damages that may be sustained as a result of Executive's breach of the Agreement.

12. INTELLECTUAL PROPERTY.

     12.1 Inventions. Executive hereby assigns and agrees to assign to Company, its subsidiaries, successors and assigns, all intellectual property rights, in all countries of the world, in and to any invention, patent, trademark, copyright, trade secret, confidential information and technology developed, authored, conceived, or reduced to practice solely by the Executive or jointed with others during the term of the Agreement, which is related to Company's present or prospective business interests. The Executive will, without charge to Company, but at its expense, sign all papers, take all rightful oaths, and do all acts which may be necessary, desirable, or convenient for securing and maintaining intellectual property rights in any and all countries and for vesting title thereto with Company, her successors, assigns, and legal representatives or nominees.


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     12.2 Prior Inventions. Executive shall disclose to Company in writing any of her inventions, discoveries and technology that occurred prior to the execution of the Agreement but during her employment with the Company, which inventions, discoveries and technology Executive also hereby assigns to the Company. The disclosure shall contain sufficient detail to permit Company to evaluate and quantify the scope of Executive's work prior to the date of this Agreement.

13. MISCELLANEOUS.

     13.1 Severability. If any of the provisions of the Agreement shall be invalid or unenforceable, such invalidity shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provisions, and the rights and obligations the Company and the Executive shall be construed and enforced accordingly.

     13.2 Notices. All communications and notices required by or relating to the Agreement shall be deemed to have been duly given upon receipt in writing by the addressee addressed as indicated below:

          Ecology Coatings, Inc.        Sally J. W. Ramsey
          Attn: Chairman                Ecology Coatings, Inc.
          35980 Woodward Avenue         1238 Brittain Road
          Suite 200                     Akron, OH 44310
          Bloomfield Hills, MI 48304

     The address to which notices or communications may be given by either party may be changed by written notice given by such party to the other pursuant to the Article. The mailing or transmittance of any notice shall be deemed complete upon the mailing or transmission of the notice to the address stated above or any subsequent amended address.

     13.3 Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Ohio in all respects, including matters of construction, validity, and performance. The parties irrevocably agree that, all actions of proceedings in any way, manner or respect arising out of or from or related to the Agreement shall be litigated only in courts having situs in the State of Ohio and hereby consent and submit to the jurisdiction of any local, State, or Federal court located in the State of Ohio.

     13.4 Non-Waiver. No course of dealing or failure of either party to strictly enforce any term, right or condition of the Agreement shall be construed as a waiver of such terms, right or condition.

     13.5 Entire Agreement. The Agreement constitutes the entire Agreement between the parties and may not be modified or amended other than by a written instrument executed by both parties. All agreements, oral or written, entered into by or on behalf of the parties prior to the Agreement are revoked and superseded hereby. No representations, warranties, inducements or oral agreements have been made by any of the parties except as expressly set forth herein.


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     13.6 Assignment. Any assignment of the Agreement by either party must be approved in writing by the other party and the assignee must agree in writing to be bound by the terms of the Agreement.

     IN WITNESS WHEREOF, the foregoing Agreement has been executed by the parties hereto to be effective as of the day and year first above written.

ECOLOGY COATINGS, INC.                  EXECUTIVE


/s/ Richard D. Stromback                /s/ Sally J. W. Ramsey
-------------------------------------   ----------------------------------------
Richard D. Stromback                    Sally J. W. Ramsey
Its: Chairman


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